As filed with the Securities and Exchange Commission on April 26, 2006

Registration No. 333-84616

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kraft Foods Inc.

(Exact name of registrant as specified in its charter)

Virginia	52-2884372
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Three Lakes Drive
Northfield, Illinois	60093
(Address of Principal Executive Offices)	(Zip Code)

KRAFT FOODS INC. 2001 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(Full Title of the Plan)

Marc S. Firestone, Esq.
Executive Vice President, General Counsel and Corporate Secretary
Kraft Foods Inc.
Three Lakes Drive
Northfield, Illinois 60093
(847) 646-2000

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

Kraft Foods Inc., a Virginia corporation (the “Company”), registered, pursuant to a Registration Statement on Form S-8 (Registration Number 333-84616) filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2002 (the “Registration Statement”), the offer and sale of up to 500,000 shares of the Company’s Class A Common Stock, no par value (the “Class A Common Stock”), issuable under the Kraft Foods Inc. 2001 Compensation Plan for Non-Employee Directors (the “2001 Plan”). On February 26, 2006, the Company’s Board of Directors adopted the Kraft Foods Inc. 2006 Stock Compensation Plan for Non-Employee Directors (the “2006 Plan”) which is intended to replace the 2001 Plan. The Company’s stockholders approved the 2006 Plan and the 2006 Plan became effective on April 25, 2006. No future awards will be made under the 2001 Plan.

Pursuant to the undertakings in Item 9 of the Registration Statement, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to remove 439,367 shares of Class A Common Stock (the “Deregistered Shares”) remaining under the 2001 Plan from registration under the Registration Statement.

The Deregistered Shares will be carried over to and continue to be registered under a new Registration Statement on Form S-8 that is being filed by the Company contemporaneously with the filing of this Post-Effective Amendment No. 2 to the Registration Statement.

The Registration Statement also registered the offer and sale of up to 75,000,000 shares of the Class A Common Stock issuable under the Company’s 2001 Performance Incentive Plan. The Company filed Post-Effective Amendment No. 1 to the Registration Statement with the SEC on June 21, 2005 to deregister the remaining shares then available under the Company’s 2001 Performance Incentive Plan. Accordingly, no future offers or sales may be made under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Hanover, State of New Jersey, on this 25th day of April, 2006.

KRAFT FOODS INC.

By:	/s/ James P. Dollive
James P. Dollive
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date Signed

/s/ Roger K. Deromedi	Director and Chief Executive Officer (principal executive officer)	April 25, 2006
Roger K. Deromedi

/s/ James P. Dollive	Executive Vice President and Chief Financial Officer (principal financial officer)	April 25, 2006
James P. Dollive

/s/ David A. Brearton	Senior Vice President, Business Process Simplification, and Corporate Controller (principal accounting officer)	April 26, 2006
David A. Brearton

Director
Jan Bennink

/s/ Louis C. Camilleri	Director	April 25, 2006
Louis C. Camilleri

/s/ Dinyar S. Devitre	Director	April 25, 2006
Dinyar S. Devitre

/s/ Richard A. Lerner	Director	April 25, 2006
Richard A. Lerner

/s/ John C. Pope	Director	April 25, 2006
John C. Pope

/s/ Mary L. Schapiro	Director	April 25, 2006
Mary L. Schapiro

/s/ Charles R. Wall	Director	April 25, 2006
Charles R. Wall

/s/ Deborah C. Wright	Director	April 25, 2006
Deborah C. Wright